EXHIBIT 99.1

FOR IMMEDIATE RELEASE

OCCIDENTAL ELECTS STEPHEN I. CHAZEN PRESIDENT AND

CHIEF FINANCIAL OFFICER

LOS ANGELES, December 13, 2007 – Dr. Ray R. Irani, Chairman and Chief Executive Officer of Occidental Petroleum Corporation (NYSE:OXY), announced today that the Board of Directors has elected Stephen I. Chazen as President and Chief Financial Officer.

Commenting on the appointment, Dr. Irani said, "In addition to his role as Chief Financial Officer, Mr. Chazen has been responsible for implementing Occidental's overall strategy, and has overseen corporate development, oil and gas marketing, and chemicals. He will continue to do so, and will now also be responsible for oil and gas exploration. His combination of experience in financial matters and oil and gas and chemicals operations will help us create additional value for our stockholders."

Mr. Chazen, 61, joined Occidental in 1994 as Executive Vice President – Corporate Development. He was named Chief Financial Officer in 1999. Prior to joining Occidental, Mr. Chazen was a managing director in the investment banking group of Merrill Lynch & Co.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

-0-

Contacts:	Richard S. Kline (media)
(310) 443-6249
Richard_Kline@oxy.com
Chris Stavros (investors)
212-603-8184
Chris_Stavros@oxy.com
On the web: www.oxy.com